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                                                                      Exhibit 15
October 17, 2000

PC Connection Inc. and Subsidiaries
Merrimack, New Hampshire

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PC Connection, Inc. and subsidiaries for the periods ended September 30, 2000 and 1999, as indicated in our report dated October 17, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended September 30, is incorporated by reference in Registration Statements Nos. 333-69981, 333-50847, 333-50845, 333-83943 and 333-40172 of PC Connection, Inc. on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Boston, Massachusetts